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                     June 7, 2021

       Marc Smernoff
       Chief Financial Officer
       Americold Realty Trust
       10 Glenlake Parkway
       Suite 600, South Tower
       Atlanta, GA 30328

                                                        Re: Americold Realty
Trust
                                                            Form 10-K for
Fiscal Year Ending December 31, 2020
                                                            Filed March 1, 2021
                                                            File No. 001-34723

       Dear Mr. Smernoff:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction